                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            CREDIT DEPOT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            CREDIT DEPOT CORPORATION
                              700 WACHOVIA CENTER
                           GAINESVILLE, GEORGIA 30501
                             ---------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 23, 1997
                             ---------------------

To the holders of Common Stock of Credit Depot Corporation:

     Notice is hereby given that the Annual Meeting of Shareholders of CREDIT DEPOT CORPORATION (the "Company"), will be held at the Lanier Center Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on December 23, 1997, at 10:30 a.m., local time, for the following purposes:

          1. To elect a Board of seven Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified;

          2. To approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") in order to increase the number of shares of Common Stock reserved for issuance thereunder by 505,000 shares to an aggregate of 825,000 shares.

          3. To approve and ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending June 30, 1998; and

          4. To consider and take action upon such other matters as may properly come before the meeting and any adjournment or adjournments thereof.

     The close of business on November 21, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. The transfer books of the Company will not be closed.

     All shareholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are respectfully requested to sign, date and return the enclosed proxy promptly in the accompanying envelope which requires no postage if mailed in the United States.

                                          By Order of the Board of Directors,

                                          /s/ John C. Thomas
                                          John C. Thomas, Secretary

November 21, 1997

                            CREDIT DEPOT CORPORATION
                              700 WACHOVIA CENTER
                           GAINESVILLE, GEORGIA 30501
                             ---------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD DECEMBER 23, 1997
                             ---------------------

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Credit Depot Corporation (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held at the Lanier Center Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on December 23, 1997, at 10:30 a.m. local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Any shareholder giving such a proxy may revoke it by written notice to the Secretary of the Company at the above-stated address at any time before it is exercised. Attendance at the meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the shareholder votes by ballot at the meeting.

     The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to the Company's shareholders is November 24, 1997. The Company's Annual Report for the fiscal year ended June 30, 1997 is being mailed to stockholders simultaneously with the mailing of this proxy statement.

                               VOTING SECURITIES

     Only holders of shares of Common Stock, $.001 par value per share (the "Common Stock"), of record at the close of business on November 21, 1997, are entitled to vote at the meeting. On the record date, the Company had issued and outstanding 5,707,008 shares of Common Stock after giving effect to a one-for-five reverse stock split and acceptance of conversion offer to debt and preferred stockholders of the Company. Each outstanding share of Common Stock is entitled to one vote upon all matters to be acted upon at the meeting. The presence, in person or by proxy, of the holders of shares representing a majority of the outstanding shares of Common Stock will constitute a quorum.

     The affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote is necessary to approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") and to approve and ratify the selection of Ernst & Young LLP as the Company's independent auditors. Candidates for election as members of the Board of Directors who receive the highest number of votes, up to the number of directors to be chosen, will be elected. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If a shareholder, present in person or by proxy, abstains on any matter, the shareholder's Common Stock will not be voted on such matter. Accordingly, an abstention from voting on a matter by a person present in person or represented by proxy at the Meeting has the same legal effect as a vote against the matter. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

     If the enclosed proxy is properly executed and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the Common Stock represented thereby will be voted (i) FOR the election of each of the nominees set forth under the caption "Election of Directors", (ii) FOR approval of the amendment to the Company's 1993 Plan, and (iii) FOR the ratification and approval of Ernst & Young LLP as the Company's independent auditors.

     Your vote is important. ACCORDINGLY, YOU ARE URGED TO SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. If you do attend, you may vote by ballot at the meeting, thereby canceling any proxy previously given.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding ownership of Common Stock for (i) each person known by the Company to own beneficially five percent or more of the outstanding shares of the Company's Common Stock, (ii) each Director and Director Nominee of the Company, (iii) each of the executive officers named under "Executive Compensation," and (iv) all officers and Directors (including nominees) of the Company as a group as of October 29, 1997, after giving effect to a conversion offer accepted October 24, 1997 and a one-for-five reverse stock split effected on October 29,1997:

                                                           SHARES BENEFICIALLY OWNED(1)
NAME AND ADDRESS OF BENEFICIAL                             ----------------------------
OWNER OR IDENTITY OF GROUP                                 NUMBER      PERCENT OF CLASS
------------------------------                             -------     ----------------
Gerald F. Sullivan(2)....................................   71,000(5)        1.23%
Craig J. Brunet(2).......................................   31,000(6)      *
Samuel R. Dunlap, Jr.(2).................................   79,813(7)        1.38
Joel C. Williams(2)......................................   20,000(8)      *
Samuel Scott Hemingway(2)................................   25,000(9)      *
Carlos R. Munoz(2).......................................    4,000(10)     *
John C. Thomas, Jr.(2)...................................   35,517(11)     *
Ralph J. DeBee, Jr.(2)...................................   70,000(12)     *
Heiko H. Thieme, director nominee(3).....................    2,244(13)     *
Marvin V. Bolt, director nominee(3)......................    2,240(14)     *
Jackt Holdings Corp.(3)..................................  560,000(15)       8.94
Ranier Heubach(3)........................................  339,567           5.62
VPM Verwaltungs AG(3)....................................  323,397           5.36
Fritz Reimann(3).........................................  300,000(16)       5.00
Thieme Fonds(3)..........................................  350,000(17)       5.78
Arkansas Teachers Retirement System(4)...................  371,441           6.11
Michigan Municipal Employee Retirement System(4).........  825,422          12.64
Lancer Partners, LP......................................  680,985          10.66
  237 Park Avenue
  New York, NY 10017
All officers, directors, and director
  nominees as a group (twelve (12) persons)..............  300,881(18)       5.00

---------------

   * Less than 1%
     The Company's 1990 and 1993 Stock Option Plans are collectively referred to in these notes as the "Plans".
 (1) Except as otherwise indicated, each of the parties has sole voting and investment power over the shares owned.
 (2) c/o Credit Depot Corporation, 700 Wachovia Center, Gainesville, Georgia 30501.
 (3) c/o Thieme Consultants, 1370 Avenue of the Americas, New York, New York 10019, Attention: Heiko Thieme.
 (4) c/o KCM, 10829 Olive Blvd., St. Louis, MO 63141-7739.
 (5) Includes options to purchase 31,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.
 (6) Includes options to purchase 70,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.

 (7) Includes options to purchase 17,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.
 (8) Includes options to purchase 20,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.
 (9) Includes options to purchase 25,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.
(10) Includes options to purchase 4,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.
(11) Includes options to purchase 28,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days.
(12) Includes options to purchase 30,067 shares of Common Stock that have been granted under the Plans and exercisable within 60 days, but does not include 39,933 shares issuable on exercise of options which are not exercisable within 60 days.
(13) Includes immediately exercisable warrants to purchase 2,244 shares of Common Stock.
(14) Includes immediately exercisable warrants to purchase 2,240 shares of Common Stock.
(15) Represents 40,000 shares of Common Stock issuable upon the conversion of convertible participations, immediately exercisable warrants to purchase 270,000 shares of Common Stock, and 250,000 shares of Common Stock issuable upon conversion of convertible debt.
(15) Represents 150,000 shares of Common Stock issuable upon the conversion of convertible debt and immediately exercisable warrants to purchase 150,000 shares of Common Stock.
(17) Represents 175,000 shares of Common Stock issuable upon the conversion of convertible debt and immediately exercisable warrants to purchase 175,000 shares of Common Stock.
(18) Includes options to purchase 195,000 shares of Common Stock that have been granted outside the Plans and exercisable within 60 days, and options to purchase 30,067 shares of Common Stock that have been granted within the Plans and exercisable within 60 days. Does not include 39,933 shares issuable on exercise of options to purchase Common Stock not exercisable within 60 days.

     On October 24, 1997, after a majority of the Common Stockholders of the Company approved a one-for-five reverse stock split for the Common Stock of the Company, the Board of Directors accepted transmittal letters from holders of 10% Convertible Secured Debt and 9% Convertible Preferred Stock of the Company to convert their securities into Common Stock of the Company. As a result of the issuance of Common Stock pursuant to the acceptance of this conversion offer, the holders of these two securities who accepted the offer now hold 85.7% of the outstanding shares of the Company.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     At the meeting, seven Directors will be elected by the shareholders to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. The accompanying proxy will be voted for the election as Directors of the nominees listed below unless the proxy contains contrary instructions. Management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Directors.

     Set forth is certain information with respect to each nominee:

                                                     FIRST
                                                     YEAR            POSITION WITH
NAME                                          AGE   ELECTED           THE COMPANY
----                                          ---   -------          -------------
Gerald F. Sullivan..........................  56     1991     Vice Chairman, Director
John C. Thomas, Jr. ........................  44     1996     Director, Treasurer
Carlos Munoz................................  61     1996     Director
Ralph DeBee.................................  39       --     Director nominee, President
Heiko H. Thieme.............................  54       --     Director nominee
Marvin V. Bolt..............................  32       --     Director nominee
John R. Marshall............................  38       --     Director nominee

     GERALD F. SULLIVAN joined the Company as Chief Operating Officer in May 1991, and was President and Chief Executive Officer from July 1991 to November 1997, when he became Vice-Chairman of the Board of Directors. From October 1989 to June 1991 he served as President and a Director of Bank Atlanta. From April 1988 through June 1989, he served as President and Director of the Habersham Federal Savings Bank and the Habersham Group, Inc., a bank and investment company located in Atlanta, Georgia. From January 1986 to December 1986, he served as President and a Director of the Graphics Research Corporation, a computer graphics software development company located in Atlanta, Georgia. From June 1984 to January 1986, he served as President and a Director of The System Works, Inc., a software firm in Atlanta, Georgia engaged in the sale of maintenance planning and control software systems. From June 1980 to June 1984, Mr. Sullivan served as Chief Operating Officer and Executive Vice President for Glasrock Products, Inc., a publicly-held company engaged in the medical home care field.

     JOHN C. THOMAS, JR. has been a Director of the Company since October 1996, served as Treasurer and a Vice President of the Company since April 1996, and was the Chief Financial Officer and a Vice President of the Company from February 1995 to April 1996 and from August 1990 to March 1993. He has also been the Chief Financial Officer of EntreMed, Inc., a publicly held pharmaceutical research and development company, since August 1991, Pretty Good Privacy, Inc., a privately held encryption software company since June 1996, and MEDigital, Inc., a privately held medical technology company. Prior to joining Credit Depot Corporation, Mr. Thomas served as the chief financial officer for various start up companies, the following of which have become publicly held entities, CytRx Corporation, a pharmaceutical research company, Biopool International, Inc. (formerly CytRx-Biopool, Ltd.), a company engaged in the development and sale of diagnostic test kits, and Medicis Pharmaceutical Company, a dermatologic pharmaceutical company.

     CARLOS MUNOZ has been a Director of the Company since October 1996. Mr. Munoz is, and has been, since April 1995 the Executive Vice President and Chief Credit Officer of Dime Bancorp and Dime Savings Bank of New York, where he also is chairman of the Bank's Risk Management Committee. From June 1982 to March 1995, Mr. Munoz served as Senior Vice President and a member of the Credit Policy Committee of Citibank, N.A., responsible for credit oversight of part or all of Citibank's worldwide consumer banking activities as well as the private banking and global finance areas in Latin America. Prior to June 1982, Mr. Munoz held various positions with Citibank since joining the bank in 1959. Mr. Munoz is a graduate of Columbia College and is President of the Columbia College Alumni Association and a member of the College Board of Visitors. He also holds a Master's Degree in Economics from Columbia University. He is a member of the Advisory Council of the Credit Research Center of Purdue University, a Trustee of the Episcopal Diocese of New York and Vice President of the Episcopal Mission Society.

     RALPH J. DEBEE, JR. (nominee) joined the Company in September 1996 as a Vice-President, was promoted to Chief Operating Officer in May 1997, and in November 1997 was promoted to his current position as President of the Company. From 1988 to 1996, Mr. DeBee worked for Equicredit Corporation, an originator of sub-prime mortgage loans (currently owned by Barnett Bank) where he held the position of Senior Vice-President, Loan Administration. From 1984 to 1988, Mr. DeBee was also President of DeBee Mortgage, a privately-held mortgage company.

     HEIKO H. THIEME (nominee) is, and has been since 1990, Chairman of the Board of American Heritage Management Corporation and President of Thieme Associates, both of which are investment advisory firms. Mr. Thieme is also President of Thieme Fonds International, a mutual fund in Luxembourg; Thieme Consulting, a financial consulting firm; and Thieme Securities, a securities broker. From 1979 to 1989, Mr. Thieme was the Executive Vice-President in charge of U.S. equities for Deutsche Bank Capital Corporation in New York, and served as a consultant to the parent company, Deutsche Bank in Frankfurt, Germany. Mr. Thieme was a Vice-President with the U.S. Investment Bank, White Weld in London. From 1972 to 1976, he worked with the British securities brokerage firm of Wood & McKenzie in Edinburgh and London. Mr. Thieme has received education from institutions in Germany, Scotland, and the United States, and has a law degree from the University of Hamburg in Germany.

     MARVIN V. BOLT (nominee) is Vice President of Portfolio Management for Thieme Associates, and a Research Analyst with American Heritage Management Corporation, both of which are investment advisory firms. From 1988 to 1992, Mr. Bolt was an Aerospace Vehicle Design Engineer with General Dynamics Corporation. Mr. Bolt holds a Master of Business Administration degree from New York University Stern School of Business, and a Master of Science degree in Aerospace Engineering from the University of Texas.

     JOHN R. MARSHALL (nominee) is President and Chief Operating Officer of Midstate Financial Services, Inc., a privately held regional retail mortgage lender and broker located in North Carolina. From 1992 to 1995, Mr. Marshall was the Executive Vice-President and Chief Financial Officer for Equicredit Corporation, an originator of sub-prime mortgage loans (currently owned by Barnett Bank). From 1985 to 1990, Mr. Marshall worked for Maryland National Bank, and held the position of Senior Vice-President -- Chief Financial Officer upon his departure. Mr. Marshall has been a consultant to an institutional equity fund, researching and advising on investment opportunities in the financial services industry, and was a partner in Stonemark Holdings USA, where he arranged the purchase and sale of consumer finance companies. Mr. Marshall holds a Master of Business Administration degree with distinction from Harvard Business School.

     All Directors hold office until the next Annual Meeting of Shareholders of the Company or until their successors are elected and qualify. The Company has established an Audit Committee, which consists of Messrs. Munoz, Hemingway and Williams, and a Compensation Committee, which consists of Messrs. Brunet, Dunlap and Thomas. During the year ended June 30, 1997 ("Fiscal 1997"), there was one meeting of the Audit Committee and one meeting of the Compensation Committee. During Fiscal 1997, there were eight meetings of the Board of Directors. None of the Directors attended less than 75% of the Board of Directors meetings or any of the Committee meetings for which that Director was a member during Fiscal 1997.

                             EXECUTIVE COMPENSATION

     The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to the Chief Executive Officer and Chief Operating Officer. No other executive officer of the Company received compensation in excess of $100,000 for services rendered during the fiscal years ended June 30, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                        OTHER
                                                                       ANNUAL
NAME AND PRINCIPAL POSITION                     YEAR   SALARY($)   COMPENSATION(1)   SARS(#)
---------------------------                     ----   ---------   ---------------   -------
Gerald F. Sullivan............................  1997   $127,000        $6,731              0
  President and Chief                           1996   $100,000        $6,731         10,000
  Executive Officer                             1995   $ 97,500        $6,660         25,000
Ralph J. DeBee................................  1997   $118,125        $6,450        100,000
  Vice-President & Chief Operating Officer

---------------

(1) Includes payments for leased vehicle provided to the employee.

     The following table sets forth certain information with respect to individual grants of stock options made during the fiscal year ended June 30, 1997, to the above named executive officers:

       OPTION/STOCK APPRECIATION RIGHT ("SAR") GRANTS IN LAST FISCAL YEAR

                                                            INDIVIDUAL GRANTS
                                          -----------------------------------------------------
                                                        % OF TOTAL
                                                       OPTIONS/SARS
                                           OPTIONS/     GRANTED TO      EXERCISE
                                             SARS      EMPLOYEES IN     OF BASE      EXPIRATION
NAME                                      GRANTED(#)   FISCAL YEAR    PRICE($/SH)       DATE
----                                      ----------   ------------   ------------   ----------
Gerald F. Sullivan......................         0        NA             NA             NA
  President and Chief Executive Officer
Ralph J. DeBee..........................   100,000        30.00%         $2.75       7/25/2007
  Vice-President & Chief Operating
     Officer

     The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended June 30, 1997, by the above named executive officer and the number and value of unexercised options held by the named executive officers as of June 30, 1997:

              AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      VALUE OF
                                                                     NUMBER OF       UNEXERCISED
                                                                    UNEXERCISED     IN-THE-MONEY
                                                                    OPTIONS/SARS    OPTIONS/SARS
                                                                    AT JUNE 30,      AT JUNE 30,
                                        SHARES                        1997 (#)        1997 (#)
                                     ACQUIRED ON       VALUE        EXERCISABLE/    EXERCISABLE/
NAME                                 EXERCISE (#)   REALIZED ($)   UNEXERCISABLE    UNEXERCISABLE
----                                 ------------   ------------   --------------   -------------
Gerald F. Sullivan.................       0              0         348,750/11,250     $-0-/$-0-
  Vice Chairman
Ralph J. DeBee.....................       0              0          34,000/66,000     $-0-/$-0-
  President

STOCK OPTION PLANS

     In October 1990, the Company adopted the 1990 Stock Option Plan (the "1990 Plan") covering 250,000 shares of the Company's Common Stock, $.001 par value, pursuant to which officers, Directors and key employees of the Company are eligible to receive incentive and/or non-qualified stock options. In March 1992, the Company amended the 1990 Plan and increased the number of shares reserved under the 1990 Plan from 250,000 shares to 400,000 shares. In January 1993, subject to shareholder approval which was obtained in May 1993, the Board of Directors adopted the 1993 Stock Option Plan (the "1993 Plan") covering 250,000 shares of the Company's Common Stock $.001 par value, pursuant to which officers, directors and key employees of the Company are eligible to receive incentive and/or non-qualified stock options. In December 1993, the Company amended the 1993 Plan and increased the number of shares reserved for issuance thereunder by 350,000 shares, from 250,000 shares to 600,000 shares. In December 1995, the Company amended the 1993 Plan and increased the number of shares reserved for issuance thereunder by 250,000 shares, from 950,000 shares to 1,200,000 shares. In December 1996, the Company amended the 1993 Plan and increased the number of shares reserved for issuance thereunder by 400,000 shares, from 1,200,000 shares to 1,600,000 shares of Common Stock. On October 29, 1997, the number of shares in both plans, both authorized and outstanding, was reduced by one-fifth to reflect a one-for-five reverse stock split. The 1990 Plan expires on October 15, 2000 and the 1993 Plan expires on January 20, 2003.

     The 1990 Plan and the 1993 Plan (collectively, the "Plans") are administered by a committee of the Board of Directors consisting of Messrs. Dunlap, Brunet and Hemingway. The selection of participants, allotment of shares, determination of price and other conditions of purchase of any options granted are determined by the Board or any such committee at its sole discretion. The purpose of the Plans is to attract and retain persons instrumental to the success of the Company. Incentive stock options granted under the Plans are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the Plans to a stockholder owning more than 10% of the outstanding shares of Common Stock may not be less than 110% of the fair market value of the Common Stock on the date of the grant nor for more than five years.

COMPENSATION OF DIRECTORS

     Directors do not receive any cash compensation for serving as directors or attending meetings. Mr. Dunlap and Mr. Brunet received compensation of $60,000 and $90,000, respectively, for services rendered as consultants to the Company during Fiscal 1997.

     Each of the directors who is not an employee of the Company, and is a director on January 31, is eligible for automatic grants of options to purchase 1,000 shares per year at the fair market value of such shares at such date, which options are exercisable for a period of ten years.

     In December 1995, ten year options to purchase 25,000 shares at $3.50 per share, which options are exercisable immediately, were granted to Mr. Dunlap in accordance with the Plans. In September 1995, ten year options to purchase 40,000 shares at $3.50 per share, which options are exercisable immediately, were granted to each of Mr. Hemingway and Mr. Williams in accordance with the Plans. In January 1996, ten year options to purchase 5,000 shares at $4.00 per share, which options are immediately exercisable, were granted to each of the outside Directors of the Company in accordance with the Plans. Also in January 1996, a ten year option to purchase 10,000 shares at $4.00 per share, which option is exercisable immediately, was granted to Mr. Sullivan. In July 1996, the Board granted a ten year option to purchase 45,000 shares at $2.75 per share, which option is exercisable immediately, to Mr. Brunet, who accepted the role of Chairman of the Board. In October 1996 the Board granted ten year options to purchase 15,000 shares at $3.50 per share, which options are exercisable immediately, to each of Mr. Munoz and Mr. Thomas, new Directors of the Company.

     On July 25, 1996, the Company's Board of Directors approved a repricing of all outstanding stock options which had been granted at an exercise price in excess of $4.00 per share to $3.50 per share, compared to the then fair market value of $2.75 on the date of repricing. The following options previously granted to directors were repriced: 10 year options granted between January 1993 and September 1995 to acquire 720,000 shares of Common Stock at exercise prices ranging from $4.25 to $10.00 per share, with a weighted average exercise price of $6.17 per share.

     On October 29, 1997, the number of shares exercisable per each option was reduced by one-fifth, and the exercise price was increased by a factor of five. This reduced the number of shares granted to all directors from 975,000 to 195,000. On November 3, 1997, all outstanding options which had been granted to currently serving Directors as of that date were canceled, and the total number of shares each director had received as of that date was reissued to each Director in the form of a single ten-year warrant to purchase common stock of the Company. The exercise price on the warrant was $2.00, the market price of the common stock on the date of grant. The exercise price on the options to the directors which were canceled were between $3.50 and $4.00, with a weighted average exercise price of $3.66, or $18.30 after the reverse stock split.

REPORT OF THE COMPENSATION COMMITTEE ON REPRICING OF OPTIONS

     The Company's stock option plans have been utilized to provide directors, executives and other key employees with increased motivation and incentive to exert their best efforts on behalf of the Company through the opportunity to benefit from appreciation in the value of the Common Stock. Due to a decline in the price of the Common Stock in the year ended June 30, 1996, certain options outstanding under the Company's various stock option plans were exercisable at prices which were significantly in excess of the then current market value of the Common Stock. In order to restore the incentive value to such options, the

Compensation Committee and the Board of Directors approved the repricing of options held by officers, directors, and employees.

     On July 25, 1996, each option outstanding under the Plans, including options held by Directors and Executive Officers of the Company, with an exercise price exceeding $4.00 was canceled and reissued with an exercise price equal to $3.50 per share, compared to the then current market price of $2.75 per share. Options to purchase 1,151,000 shares of Common Stock at exercise prices ranging from $4.25 to $10.00 per share, with a weighted average exercise price of $6.11 per share were repriced. All other terms and conditions of these options remained the same. The options which were repriced included 350,000 options held by Jerry Sullivan, the President and Chief Executive Officer of the Company that had a weighted average exercise price of $6.29 per share.

     On November 3, 1997, all options outstanding were repriced to $2.00, the market value of the common stock on that date. This re-pricing was done to once again provide incentive value for the options, as the exercise price of all options had increased by a factor of five when the one-for-five reverse stock split became effective on October 29, 1997. The exercise price of options prior to the repricing ranged from $2.75 to $4.00, with the weighted-average exercise price of $3.56, or $17.80 after the reverse split. The re-pricing effected the exercise price of 195,000 post-split shares of options granted to directors of the Company.

     This report is submitted by the Company's Compensation Committee:

                                Craig J. Brunet
                             Samuel R. Dunlap, Jr.
                              John C. Thomas, Jr.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's executive officers, Directors and persons who beneficially own more than 10% of a registered class of the Company's equity securities to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, Directors, and greater than 10% beneficial owners are required by Commission regulation to furnish the Company with copies of all Section 16(a) forms filed by such reporting persons.

     To the Company's knowledge, there were no reports not filed in a timely manner under Section 16(a) of the Securities Exchange Act.

EMPLOYMENT AGREEMENTS

     In January 1996, Gerald F. Sullivan, President, Chief Executive Officer, and a Director of the Company, entered into a two-year employment agreement automatically renewing for successive one-year periods with the Company which provides for a base annual salary of $100,000. In October 1996, the Board modified the base annual salary to $136,000. Mr. Sullivan is also being provided with a leased vehicle with monthly lease payments of $565. In November 1997, Mr. Sullivan resigned his position as President and became the Vice Chairman of the Board of Directors.

     In October 1997, Ralph J. DeBee, Jr., Chief Operating Officer, and Charles
D. Farrahar, Chief Financial Officer, entered into employment agreements with the same terms as described above for Mr. Sullivan, except at base annual salaries of $150,000 and $100,000, respectively. In November 1997, Mr. DeBee became the President of the Company, and the title of Chief Operating Officer was eliminated.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On June 16, 1993, the Company obtained a $6,000,000 mortgage warehouse line of credit from Transamerica Consumer Receivable Funding, Inc. The line matured on June 16, 1995, and was not renewed. The Company paid Mr. Dunlap $45,000 upon closing for his assistance in obtaining the credit facility.

     On October 3, 1994, the Company advanced $65,000 to Mr. Sigler, the then Chairman of the Board, which was rolled into an existing advance, and Mr. Sigler provided the Company with a promissory note for $74,750. The note, which bore interest at the rate of 11% per annum, was due on May 20, 1996 and was repaid. In March 1996, the Company advanced Mr. Sigler $100,000 which is presently outstanding and is secured by 50,000 shares of Company's Common Stock owned by Mr. Sigler.

     On August 15, 1994, the Company advanced $100,000 to Mr. Dunlap, at an interest rate of 11%. The principal and interest was due on May 20, 1996, and is secured by warrants to purchase 75,000 shares of EntreMed, Inc., a publicly traded pharmaceutical company. In August 1997, the Company extended the maturity date on the advance to November 30, 1999, and entered into a consulting agreement with Mr. Dunlap for a term of approximately two years. Compensation due pursuant to the consulting agreement will be used to offset the principal and interest due on the advance.

     Mr. Heiko Thieme has been nominated to serve on the Board Of Directors of the Company, and if so elected is expected to be chosen to serve as Chairman of the Board. In his capacity as an investment advisor, Mr. Thieme has significant influence over shareholders beneficially owning approximately 30% of the common stock outstanding.

                                   PROPOSAL 2

                    AMENDMENT TO THE 1993 STOCK OPTION PLAN

     At the Annual Meeting, the stockholders are being asked to approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") in order to increase the number of shares reserved for issuance thereunder by 505,000 shares, from 320,000 shares to 825,000 shares of Common Stock. The number of shares used in the following discussion of the stock option plans reflects a one-for-five reverse stock split which became effective on October 29, 1997, wherein the authorized number of shares for each plan and all outstanding options were reduced by one-fifth from their amounts prior to the reverse split. The Board of Directors adopted the amendment to the 1993 Plan on November 3, 1997, and recommends that the shareholders approve this amendment. The approval by a majority of the votes present and entitled to be cast at the Annual Meeting of Shareholders is required to approve the proposal to increase the number of shares available for issuance pursuant to the 1993 Plan and combine the 1990 Plan with the 1993 Plan.

     The Company maintains the 1993 Plan, the purposes of which are to ensure the retention of existing executive personnel, key employees, and Directors of the Company, to attract and retain competent new executive personnel, key employees, and Directors and to provide additional incentive to all such persons by permitting them to participate in the ownership of the Company. There are currently 30,600 shares available for grant of options under the 1990 Plan and 37,400 shares for grant under the 1993 Plan. Options to purchase 523,500 shares, including options granted under the 1990 Plan and 1993 Plan and options to directors outside the Plans, at a weighted average exercise price of $2.00 per share, are currently outstanding.

SUMMARY OF THE PLAN

     The 1993 Plan currently covers 320,000 shares of Common Stock. Options granted under the 1993 Plan may be either incentive stock options within the meaning of the Internal Revenue Code of 1986, as amended ("incentive options"), or options that do not qualify as incentive options ("non-qualified options"). The 1993 Plan, which expires in 2003, is administered by the a committee of non-employee Directors designated by the Board of Directors (the "Committee"). The selection of participants, allotment of shares, determination of price and other conditions of purchase of options will be determined by the Committee in its sole discretion. Incentive stock options granted under the 1993 Plan are exercisable for a period of up to 10 years from the date of grant at an exercise price which is not less than the fair market value of the Common Stock on the date of the grant, except that the term of an incentive stock option granted under the 1993 Plan to a stockholder owning more than 10% of the outstanding Common Stock may not exceed five years and its exercise price may not be less than 110% of the fair market value of the Common Stock on the date of the grant.

     The 1993 Plan may be amended by the Board of Directors at any time. The Company's shareholders, however, must approve any amendment that would (i) change the class of persons eligible to receive options; (ii) increase the maximum number of shares for which options may be granted; or (iii) materially increase the benefits accruing to participants.

     An optionee will not realize taxable compensation income upon the grant of an incentive stock option under the 1993 Plan. In addition, an optionee will not realize taxable compensation income upon the exercise of an incentive stock option for cash if the optionee holds the shares acquired until at least one year after exercise and, if later, until two years after the date of grant of the option. The amount by which the fair market value of the shares exceeds the option price at the time of exercise generally is an item of tax preference for purposes of the alternative minimum tax. If an optionee acquires Common Stock through the exercise of an incentive stock option under the 1993 Plan and subsequently sells the Common Stock after holding the shares for the period described above, the gain or loss which is the difference between the sale price of the Common Stock and the option exercise price will be taxed as capital gain or loss, which will be long-term if the applicable holding period has been met. When the holding period requirements discussed above are not satisfied, the gain will be treated as compensation income, which generally will not exceed the lesser of (i) the amount of gain on sale, or (ii) the excess of the fair market value of the shares at the exercise date over the exercise price. If an optionee pays the exercise price of an incentive stock option by delivering shares of Common Stock, the exchange of shares generally will be treated as a non-taxable transaction (provided that the shares delivered in payment are not shares acquired upon exercise of an incentive stock option which have not satisfied the holding period requirements discussed above).

     An incentive stock option does not entitle the Company to an income tax deduction except to the extent and at the time that an optionee realizes compensation income therefrom.

     An optionee will not realize taxable compensation income upon the grant of a non-qualified stock option. Ordinarily, when an optionee exercises a non-qualified stock option for cash or Common Stock, the optionee will realize taxable compensation income at that time equal to the difference between the option exercise price and the fair market value of the shares on the date of exercise. For tax purposes an optionee will generally have a basis in stock acquired through the exercise of a non-qualified stock option under the 1993 Plan equal to the amount taxed as compensation income plus the exercise price. If the optionee subsequently sells the stock, any gain or loss calculated as the difference between the sale price and the basis will be taxed as capital gain or loss, which will be long-term if the applicable holding period has been met.

     The amount of any compensation income realized by an optionee upon exercise of a non-qualified stock option will be allowable to the Company as a deduction at the time it is realized by the optionee, provided that the Company complies with applicable withholding requirements.

     The foregoing discussion with respect to the tax treatment of gain on sale of stock acquired on exercise of incentive or non-qualified stock options assumes that at the date of such sale the optionee is not a dealer in securities and holds such stock as a capital asset. Any income tax deduction to the Company described above will be subject to any applicable limitations on deductions for compensation generally.

     The foregoing provides only a general description of the federal income tax consequences of transactions under the 1993 Plan, and participants should consult a tax advisor as to their individual circumstances.

     The 1993 Plan provides for the automatic grant of 1,000 options per year to each of the outside directors, who is a director on January 31 of each year at the fair market value of such shares at such date, which options shall be exercisable for a period of ten years.

PARTICIPATION IN THE PLANS

     Option grants during Fiscal 1997 to named executive officers are set forth in the table to this proxy statement entitled "Aggregated Options/SAR Exercises in Last Fiscal Year". During Fiscal 1997, the Company granted under the Plans options to purchase an aggregate of (i) 160,000 shares to the Company's current executive officers, (ii) 110,000 shares to the Company's directors who are not executive officers, and (iii) 93,500 shares to the Company's employees, including officers who are not executive officers. Such options were granted at per share prices ranging from $2.75 to $4.00, although all options were re-priced to $2.00 per share as discussed in "Report of the Compensation Committee On Repricing of Options" in this proxy statement. The number of options referenced in this paragraph can be divided by five to give effect to the one-for-five reverse stock split.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

                                   PROPOSAL 3

                      APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors of the Company has designated Ernst & Young LLP as the Company's independent auditors for the current fiscal year. Ernst & Young LLP has been the Company's auditors since August 1990 and has no direct or indirect financial interest in the Company.

     Although it is not required to do so, the Board of Directors is submitting its selection of the Company's auditors for ratification at the meeting in order to ascertain views of shareholders regarding such selection. If the selection is not ratified, the Board of Directors will reconsider its selection.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Shareholders with the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

                                    GENERAL

     The Management of the Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the meeting. If any other matters should properly come before the meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

     The Company will bear the cost of preparing, printing, assembling and mailing all proxy materials which may be sent to shareholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Company's shares of Common Stock held by such persons. The Company will reimburse such persons for reasonable out of pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies.

     The Company's statements of operations for the years ended June 30, 1995, 1996 and 1997 and the related statements of stockholders' equity and cash flows and the Company's balance sheets at June 30, 1996 and 1997 are incorporated herein by reference to the Company's Annual Report to Stockholders for the year ended June 30, 1997, a copy of which is being delivered to stockholders simultaneously with the delivery of this proxy statement.

     Upon written request, the Company will provide each shareholder being solicited by this Proxy Statement, a copy of the exhibits and schedules to the Company's Form 10-KSB for its fiscal year ended June 30, 1997, as filed with the Securities and Exchange Commission and which accompanies this Proxy Statement. All such requests should be directed to Credit Depot Corporation, 700 Wachovia Center, Gainesville, Georgia 30501, Attention: Treasurer.

                            SHAREHOLDER'S PROPOSALS

     All proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders must be received at the Company's executive office no later than July 15, 1998 for inclusion in the proxy statement and form of proxy related to that meeting.

                                          By Order of the Board of Directors,

                                          /s/ John Thomas
                                          John C. Thomas, Secretary

November 21, 1997

                                    [LOGO]

                                                                      Appendix A


PROXY     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            CREDIT DEPOT CORPORATION
                700 WACHOVIA CENTER, GAINESVILLE, GEORGIA 30501

    The undersigned hereby appoints each of Gerald F. Sullivan and John C. Thomas, Jr. with the power of substitution, as proxy to represent the undersigned at the Annual Meeting of Shareholders to be held at Lanier Centre Hotel, 400 E.E. Butler Parkway, Gainesville, Georgia on December 23, 1997 at 10:30 a.m. and at any adjournment thereof, and to vote the shares of stock the undersigned would be entitled to vote if personally present, as indicated below.

1. To elect a Board of seven Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified; those directors are:

   [ ]  FOR all nominees listed below                          [ ]  WITHHOLD AUTHORITY
      (except as marked to the contrary below)                    to vote for all nominees listed below

  Gerald F. Sullivan, John C. Thomas, Jr., Carlos Munoz, Ralph J. DeBee, Jr.,
               Heiko H. Thieme, Marvin V. Bolt, John R. Marshall

  TO WITHHOLD AUTHORITY TO VOTE FROM ANY NOMINEE(S), STRIKE THROUGH THE NAME(S) LISTED ABOVE.

2. To approve an amendment to the Company's 1993 Stock Option Plan (the "1993 Plan") in order to increase the number of shares of Common Stock reserved for issuance thereunder by 505,000 shares to an aggregate of 825,000 shares;

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

3. To approve and ratify the appointment by the Board of Directors of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending June 30, 1998; and

    [ ]  FOR                    [ ]  AGAINST                    [ ]  ABSTAIN

                          (continued on reverse side)

                             (continued from front)

4. In their discretion, proxies are authorized to vote upon such business as may properly come before the meeting.

    This proxy, when properly executed, will be voted in the manner as directed herein. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSALS 2 AND 3.

                                                Dated:                    , 1997
                                                      --------------------

                                                --------------------------------

                                                Signature

                                                --------------------------------

                                                Signature if held jointly

                                                (Please date, sign exactly as
                                                name appears at the left, and
                                                return promptly. If the Shares
                                                are registered in the names of
                                                two or more persons, each should
                                                sign. When signing as Corporate
                                                Officer, Partner, Executor,
                                                Administrator, Trustee or
                                                Guardian, please give full title
                                                as such. Please note any changes
                                                in your address alongside the
                                                address as it appears in the
                                                proxy.)